Exhibit 99.1

Staffing 360 Solutions Reports Third Quarter and

Nine-Month 2020 Results

Pandemic-Impacted Revenue Continues Sequential Improvement

NEW YORK, November 10, 2020 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced Fiscal 2020 third quarter and nine-month results impacted by the economic downturn resulting from the COVID-19 pandemic.

Brendan Flood, Chairman and Chief Executive Officer said, “We are encouraged that we continue to achieve sequential week-over-week improvements in our overall business, even as the impact of the COVID-19 pandemic affects us all. We are cautiously optimistic these improvements will continue through the end of the year and beyond. Our contingent workforce head count is back to where it was at the beginning of March and we are hopeful to return to pre-COVID numbers by the end of the year. I reiterate my belief that we will be a stronger company when we come out of this than we were when we went into it.

“While overall third quarter results were not where we’d like them to be, we saw improvements in key metrics from Q2 to Q3 including revenue, gross profit, net loss and Adjusted EBITDA. Nearly $1.0 million of our $2.6 million net loss was COVID-related and our cash balance at the end of the quarter was $10.7 million, which includes $3.3 million of restricted cash.”

Q3 2020 Overview

•	Revenue declined by 27.7% to $48.6 million from $67.3 million in Q3 ’19
•	Gross profit declined by 33.3% to $8.3 million from $12.5 million in Q3 ’19
•	Gross margin decreased to 17.1% compared with 18.5% in Q3 ’19
•	Loss from operations of $1.8 million compared with income from operations of $0.3 million in Q3 ’19
•	Net loss of $2.6 million compared with net loss of $1.1 million in Q3 ’19
•	EBITDA declined to negative $0.2 million from $1.8 million in Q3 ’19
•	Adjusted EBITDA remained positive at $1.2 million down from $2.9 million in Q3 ’19

Year to Date Q3 2020 Overview

•	Revenue declined by 29.8% to $150.7 million from $214.6 million YTD ’19
•	Gross profit declined by 27.7% to $26.5 million from $36.7 million YTD ’19
•	Gross margin increased to 17.6% compared with 17.1% YTD ’19
•	Loss from operations of $7.4 million compared with income of $1.5 million YTD ’19
•	Net loss of $13.4 million compared with net loss of $2.4 million YTD ’19
•	EBITDA declined to negative $5.1 million from $6.0 million YTD ’19
•	Adjusted EBITDA remained positive at $2.9 million down from $7.3 million YTD ’19

Flood continued, “We are now harvesting the benefits of our aggressive, ongoing cost controls. Having materially reduced expenses resulting in $5.2 million in cost savings by the end of September, we followed that with a further $1.0 million overhead reduction in October.

“Recently, we strengthened our financial outlook with the successful restructuring of our senior debt agreement:

•	Reducing the cash outflow related with this financing by 50% from the previous facility,
•	Further reducing $1.0 million in interest expense in the first six months,
•	Extended by two years both the due date of the debt and conversion of the preferred shares,
•	The two-year length of the extension period is significant as it provides us with a considerable runway in which to refinance the loan and/or our total debt prior to its maturity.”

Added Flood, “I am pleased to note that October results were in line with plan - coming in at 101% of our internal forecast - and the outlook for our industry remains positive. The vast majority of our clients never stopped working remotely and our outstanding team possess the skills and abilities to drive sales growth while continuing to deliver on our reputation for providing best-in-class service while fulfilling our client’s needs.”

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted EBITDA are calculated in a manner consistent with that shown in the table at the end of this press release and should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of the Company’s liquidity.

The Company uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. The Company also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.

Conference Call

The Participant Dial-In Number for the conference call is 646-828-8143. Participants should dial in to the call at least five minutes before 9:00am ET November 11, 2020. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=142346. A replay of the recorded call will be available for 90 days on the Company's website (http://www.staffing360solutions.com/res.html). You can also listen to a replay of the call by dialing 844-512-2921 (international participants dial 412-317-6671) starting November 11, 2020, at 7:30pm ET through November 13, 2020 at 11:59 pm ET. Please use PIN Number 3539724.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, visit www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate," "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; the Company’s ability to achieve loan forgiveness under Paycheck Protection Program; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:
Harvey Bibicoff, CEO Bibicoff +MacInnis, Inc. 818-379-8500 x1 harvey@bibimac.com	Terri MacInnis, VP of IR Bibicoff + MacInnis, Inc. 818-379-8500 x2 terri@bibimac.com

Staffing 360 Solutions, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(All Amounts in Thousands)

					Trailing Twelve	Trailing Twelve
					Months	Months
	Q3 2020	Q3 2019	Q3 2020 YTD	Q3 2019 YTD	Q3 2020	Q3 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(2,641)	$(1,108)	$(13,401)	$(2,350)	$(15,945)	$(3,756)
Adjustments:
Interest expense and amortization of debt discount and deferred financing costs	$1,746	$2,059	$6,277	$5,977	$8,784	$8,365
(Benefit from) Provision for income taxes	(118)	28	(247)	(296)	(286)	(196)
Depreciation and Amortization	768	867	2,312	2,621	3,061	3,494
EBITDA	(245)	1,846	(5,059)	5,952	(4,386)	7,907
Acquisition, capital raising, restructuring charges and other non-
recurring expenses (1)	2,073	1,558	4,473	2,511	6,908	2,993
Other non-cash charges (2)	209	205	555	627	768	834
Re-measurement (income) loss on intercompany note	(442)	467	348	484	(519)	838
Gain on business sale	(220)	—	(220)	—	(220)	—
Impairment of goodwill	—	—	2,969	—	2,969	—
Deferred consideration settlement	—	(1,138)	—	(1,985)	61	(1,985)
Other loss	(161)	(51)	(122)	(308)	(140)	(536)
Adjusted EBITDA	$1,214	$2,887	$2,944	$7,281	$5,441	$10,051
Adjusted EBITDA Margin	2.5%	4.3%	2.0%	3.4%	2.5%	2.4%
Pre-Acquisition Adjusted EBITDA (3)					$—	$—
Pro Forma TTM Adjusted EBITDA (4)					$5,441	$10,051
Adjusted Gross Profit TTM (5)					$38,139	$49,040
TTM Adjusted EBITDA as percentage of adjusted gross profit TTM					14.3%	20.5%

(1) Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(2) Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.

(3)  Pre-Acquisition Adjusted EBITDA excludes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.

(4)  Pro Forma TTM Adjusted EBITDA includes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.

(5) Adjusted Gross Profit excludes gross profit of business divested in June 2018, for the period prior to divestiture date.